Adamis Pharmaceuticals Corporation S-8

EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 3, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to Adamis Pharmaceuticals Corporation and Subsidiaries’ (“Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company, which appears in Adamis Pharmaceuticals Corporation’s Annual Report on Form 10-K, as amended, filed originally with the Commission on July 3, 2013, as of and for the years ended March 31, 2013 and 2012.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN McCANN P.C.

 Boca Raton, Florida
March 17, 2014